UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2011 interclick, inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34523	01-0692341
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 West 19th Street 10th Floor New York, NY	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 722-6260

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2011, Keith Kaplan was appointed President and Chief Revenue Officer of interclick, inc. (the “Company”). Mr. Kaplan, 43, was President of North America at Adconion Media Group from July 2007 to October 2011. Mr. Kaplan received a B.S. in Communications from Syracuse University in 1991.

On October 31, 2011, the Company entered into an Executive Employment Agreement (the “Employment Agreement”) with Mr. Kaplan, effective as of October 24, 2011 (the “Effective Date”), the date of commencement of Mr. Kaplan’s employment with the Company. Pursuant to the Employment Agreement, Mr. Kaplan will serve as the Company’s Chief Revenue Officer and President for a period commencing on the Effective Date pursuant to the terms of the Employment Agreement. The Company agreed to pay Mr. Kaplan a signing bonus of $262,500 (less applicable withholding and employment taxes) upon execution of the Employment Agreement, and a base salary at an annual rate of $350,000 (which may be increased by the board of directors). Mr. Kaplan will be entitled to an annual bonus of $87,500 for the calendar year 2011, and will be eligible to receive annual bonuses for subsequent years based on criteria adopted by the Company’s Compensation Committee. The annual target bonus for Mr. Kaplan with respect to each calendar year after 2011 will be 100% of his base salary based upon achievement of 100% of the criteria established by the Compensation Committee (or a pro rata portion thereof, provided Mr. Kaplan achieves at least 75% of the established criteria). In accordance with the Employment Agreement, the Company granted to Mr. Kaplan 275,000 restricted shares of its common stock, which will vest in equal annual installments over the first four years following Mr. Kaplan’s commencement of employment, provided Mr. Kaplan is employed by the Company on the applicable vesting date, and will vest as to 25% of any then unvested portion upon a Change of Control (as defined in the Employment Agreement), and 100% as to any unvested portion if Mr. Kaplan is terminated by the Company without Cause (as defined in the Employment Agreement and as set forth below) following a Change of Control (provided Mr. Kaplan executes a general release within 60 days following termination). If the Company terminates the Employment Agreement without Cause, or Mr. Kaplan terminates the Employment Agreement for good reason, Mr. Kaplan will be entitled to a separation payment including any earned but unpaid annual bonuses and (subject to Mr. Kaplan’s execution of a general release within 60 days following termination) an amount equal to Mr. Kaplan’s then-current annual base salary and reimbursement for COBRA premiums for up to 12 months. In the event the Company undergoes a Change of Control and Mr. Kaplan remains employed by the Company through the consummation of the Change of Control, the Company will pay Mr. Kaplan a lump sum cash bonus of $650,000.

The Employment Agreement includes a best payment provision with regard to  payments and/or benefits payable to Mr. Kaplan in the event there is a potential excess parachute payment on account of a Change of Control of the Company.  To the extent any payments made to Mr. Kaplan that are contingent upon a Change of Control would constitute “parachute payments” within the meaning of Section 280G of the Code, then Mr. Kaplan would receive the better of (a) the payments and/or benefits reduced to an amount that does not trigger any excise tax under Section 4999 of the Code (the “Excise Tax”), or (b) all of the payments and/benefits after taking into account the Excise Tax.

 “Cause” shall mean the occurrence of one or more of the following while employed under the Employment Agreement: (A) refusal or material failure by Mr. Kaplan to perform his job duties and responsibilities (other than due to serious physical or mental illness, injury or medical condition); (B) Mr. Kaplan’s failure or refusal to comply in any material respect with material Company policies or lawful directives; (C) Mr. Kaplan’s material breach of any contract or agreement between him and the Company (including but not limited to any Employee Confidentiality and Assignment of Inventions Agreement or similar agreement between Mr. Kaplan and the Company), or Mr. Kaplan’s material breach of any statutory duty, fiduciary duty or any other obligation that he owes to the Company; (D) commission of an act of fraud, theft, embezzlement or other unlawful act by Mr. Kaplan against the Company or involving its property or assets or engaging in unprofessional, unethical or other intentional acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company; or (E) indictment of, conviction of, nolo contendre of, or guilty plea by, Mr. Kaplan with respect to any felony or crime of moral turpitude.  For the purposes of this definition, the term “Company” shall include any parent or subsidiary of the Company.

“Good Reason” shall be deemed to exist only if the Company shall fail to correct within 30 days after receipt of written notice specifying in reasonable detail the reasons why one of the following events or conditions has occurred (provided such notice is delivered no later than 30 days after the initial existence of the occurrence):  (A) a material diminution of Mr. Kaplan’s then current base salary (other than reductions that also affect other similarly situated employees) without Mr. Kaplan’s prior written agreement and (B) the relocation of Mr. Kaplan’s primary business location for employment to a location other than one situated in New York, without prior written agreement, provided that in all events the termination of Mr. Kaplan’s service with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six months following the initial existence of the occurrence of the event or condition claimed to constitute “Good Reason. “Good Reason” shall not be deemed to exist if the events that would otherwise constitute “Good Reason” are prompted by the occurrence of any event constituting Cause.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as an exhibit to this Form 8-K and is incorporated into this report by reference.

A press release relating to the Employment Agreement is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 Executive Employment Agreement by and between interclick, inc. and Keith Kaplan.
99.1 Press Release, dated November 4, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 4, 2011

interclick, inc.

By:	/s/ Roger Clark
Roger Clark
Chief Financial Officer

Exhibit No.	Description
10.1	Executive Employment Agreement by and between interclick, inc. and Keith Kaplan.
99.1	Press Release, dated November 4, 2011.